Exhibit 10.3

EXHIBIT C-1	Draft 12/12/06

INTEGRATED ELECTRICAL SERVICES, INC.

2007 DEFERRED COMPENSATION PLAN

Effective as of January 1, 2007

VII. Benefits	5
7.1 Amount of Benefit	5
7.2 Time of Payment	6
7.3 Form of Benefit Payments	6
7.4 Designation of Beneficiaries	6
7.5 Payment of Benefits	7
7.6 Unclaimed Benefits	7
7.7 Employment Relationship	7
7.8 Section 409A Distribution Limitations	7

VIII. Administration of the Plan	7
8.1 Appointment of Committee	7
8.2 Committee Powers and Duties	7
8.3 Claims Review	8
8.4 Employer to Supply Information	9
8.5 Indemnity	9

IX. Administration of Funds	9
9.1 Payment of Expenses	9
9.2 Trust Fund Property	9

X. Nature of the Plan	10

XI. Miscellaneous	10
11.1 Not Contract of Employment	10
11.2 Alienation of Interest Forbidden	10
11.3 Tax Withholding	11
11.4 Amendment and Termination	11
11.5 Severability	11
11.6 Governing Laws	11
11.7 Compliance with Section 409A	11
11.8 Change of Control	11

INTEGRATED ELECTRICAL SERVICES, INC.

2007 DEFERRED COMPENSATION PLAN

W I T N E S S E T H :

WHEREAS, INTEGRATED ELECTRICAL SERVICES, INC. (the “Company”) desires to encourage the continued service of certain key employees of the Company and its Affiliates, and to attract to the Company and its Affiliates other potential key employees, by maintaining a nonqualified deferred compensation plan to help provide for their retirement;

NOW, THEREFORE, the Company hereby adopts the Integrated Electrical Services, Inc. 2007 Deferred Compensation Plan (the “Plan”) as follows, effective January 1, 2007:

I.

Definitions and Construction

1.1        Definitions. Where the following words and phrases appear in the Plan, they shall have the respective meanings set forth below, unless their context clearly indicates to the contrary.

(1)                 Account: A Participant’s notional Account under the Plan, including the amounts credited thereto.

(2)                 Affiliate: Each corporation or unincorporated entity, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with the Company. For this purpose, control shall be determined by a more than 50% ownership standard.

(3)                 Base Salary: The base salary payable by the Employer to a Selected Employee while a Participant, including the base salary such Participant could have received in cash in lieu of elective deferrals made from such base salary pursuant to Section 3.1 or a cafeteria plan under Section 125 of the Code.

(4)	Board: The Board of Directors of the Company.

(5)                 Bonus: The amount payable to a Selected Employee, while a Participant in cash under a bonus plan maintained by the Employer, including bonus amounts such Participant could have received in cash in lieu of elective deferrals made from such bonus pursuant to Section 3.1 or a cafeteria plan under Section 125 of the Code.

(6)                 Change of Control: The occurrence of a “change of control event,” as defined in the regulations and guidance promulgated under Section 409A of the Code.

(7)	Code: The Internal Revenue Code of 1986, as amended.

(8)               Committee: The committee appointed by the Board to administer this Plan, or, if no such committee is appointed, the committee appointed by the Board to administer the Company’s 401(k) plan.

(9)	Company: Integrated Electrical Services, Inc.
(10)	Compensation: Base Salary and Bonuses.

(11)            Election Date: The first day of each Plan Year and, with respect to a Selected Employee who first becomes eligible (determined in accordance with requirements concerning the required aggregation of plans under Section 409A) to become a Participant after the first day of a Plan Year, the first of the month following the date of his initial eligibility.

(12)	Employer: The Company and each Affiliate.

(13)                   Fund: An investment fund designated from time to time for the deemed investment of Accounts pursuant to Article IV.

(14)	Participant: Each Selected Participant who becomes a participant.

(15)            Plan: Integrated Electrical Services, Inc. 2007 Deferred Compensation Plan, as it may be amended from time to time.

(16)	Plan Year: The calendar year.

(17)            Selected Employees: A key member of management or highly compensated employee of the Company and its Affiliates selected to participate in the Plan pursuant to the provisions of Section 2.1. An employee must have a Base Salary of $150,000 or more to be a Selected Employee.

(18)            Termination of Employment: A termination of service for purposes of Section 409A of the Code and the regulations and guidance promulgated thereunder.

(19)	Trust: The trust, if any, established under the Trust Agreement.

(20)            Trust Agreement: The agreement, if any, entered into between the Company and the Trustee pursuant to Article X.

(21)            Trust Fund: The funds and properties, if any, held pursuant to the provisions of the Trust Agreement, together with all income, profits and increments thereto.

(22)            Trustee: The trustee or trustees qualified and acting under the Trust Agreement at any time.

1.2        Number and Gender. Wherever appropriate herein, words used in the singular shall be considered to include the plural and words used in the plural shall be considered to include the singular. The masculine gender, where appearing in the Plan, shall be deemed to include the feminine gender.

1.3        Headings. The headings of Articles and Sections herein are included solely for convenience, and if there is any conflict between such headings and the text of the Plan, the text shall control.

II.

Selected Employees

2.1        Participation. The Board, in its sole discretion, shall designate the Selected Employees who shall become Participants. The Board shall notify such Selected Employees of their designation and the Election Date as of which their participation shall become effective. Subject to the provisions of Section 2.2, a Selected Employee shall remain eligible to defer Compensation hereunder following his initial Election Date, except as otherwise provided in the Plan.

2.2        Cessation of Active Participation. Notwithstanding any provision herein to the contrary, a Selected Employee shall cease to be entitled to defer Compensation hereunder effective as of (i) the first of any Plan Year designated by the Board, (ii) the date such person ceases to be a key member of management or a highly compensated employee for purposes of ERISA, or (iii) the date such person ceases to be employed by the Employer.

III.

Account Credits and Allocations of Income or Loss

3.1	Participant Deferrals.

(a)        A Participant may elect to defer up to 75% of his Base Salary and/or Bonus for a Plan Year; provided, however, that no Participant may elect to defer less than $5,000 for a Plan Year. With respect to an individual who first becomes a Participant other than on the first day of a Plan Year, any such deferral election shall apply only for the portion of Compensation for such Plan Year commencing after the date such individual first becomes a Participant. For purposes of determining whether an individual first becomes a Participant in the Plan after the beginning of the Plan Year, all plans required to be aggregated with this Plan for purposes of Section 409A shall be treated as one plan. Compensation for a Plan Year not so deferred by such an election shall be received by such Participant in cash. For purposes of any Bonus that is based on a performance period that begins prior to the Participant’s initial date of participation, the deferral election shall apply only to the portion of the Bonus earned after the election, determined by the ratio of the number of days remaining in the performance period at the time of the election over the total number of days in the performance period, as required by Section 409A of the Code.

(b)        A Participant’s election to defer an amount of his Compensation pursuant to this Section shall be made by executing a Compensation deferral election pursuant to which the Participant authorizes the Employer to reduce his Compensation in the elected amount and the Employer agrees to credit an equal amount to such Participant’s Employee Account maintained under the Plan. Deferral elections may be made either in percentages, dollar amounts, or a combination of percentages and dollar amounts, as determined by the Committee. Compensation deferrals made by a Participant shall be credited to such Participant’s Employee Account as of a date determined in accordance with procedures established from time to time by the Committee. A new deferral election shall be required for each subsequent Plan Year.

(c)        A Participant’s Compensation deferral election shall become effective as of the Election Date which is after the deferral election is executed by the Participant and filed with the Employer. A Participant’s Compensation deferral election shall be irrevocable and remain in force and effect for the entire Plan Year (or remaining part thereof, if applicable) to which such election relates except that a Participant’s Compensation deferral election shall be automatically suspended during an unpaid leave of absence or, to the extent permitted by Section 409A of the Code and the regulations and guidance thereunder, upon the Participant’s Disability. Further, in the event that the Committee, upon written petition of a Participant, determines in its sole discretion that such Participant has suffered an unforeseeable emergency (as defined in Section 409A of the Code) or that such Participant will, absent termination of such Participant’s Compensation deferral election then in effect, suffer an unforeseeable emergency, then such

Participant’s Compensation deferral then in effect, if any, shall be terminated as soon as administratively practicable after such determination if and to the extent permitted by Section 409A of the Code and the regulations and guidance thereunder. A Participant whose Compensation deferral election has been so terminated may again elect to defer a portion of his Compensation, effective as of any subsequent Election Date, by executing and delivering to the Employer a new Compensation deferral election prior to such Election Date.

(d)        The Participant’s deferral election shall specify the time of payment of his deferral, as provided in Section 7.2; provided, however, a deferral for any Plan Year must be for a deferral period of a minimum of two years or until the Participant’s Termination of Employment, if earlier.

3.2        Valuation of Accounts. All amounts allocated to a Participant’s Account shall be deemed invested among the Funds as provided in Article IV at such time or times determined in accordance with procedures established from time to time by the Committee. The balances of such Account shall reflect, to the extent reasonably practical, the daily pricing of the assets in which such Account are deemed invested.

IV.

Deemed Investment of Funds

4.1        Investment Funds. The Committee, in its discretion, may provide for one or more Funds or may provide for a single Fund, including an interest crediting fund, in which the Accounts shall be deemed invested.

4.2        Investment Elections. If the Committee, in its discretion, permits Participants to choose how to invest all or part of their Accounts, each Participant shall designate, in accordance with the procedures established from time to time by the Committee, the manner in which the amounts allocated to his Accounts shall be deemed to be invested from among the Funds made available from time to time for such purpose by the Committee. Such Participant may designate one of such Funds for the deemed investment of all the amounts allocated to his Accounts or he may split the deemed investment of the amounts allocated to his Accounts between such Funds in such increments as the Committee may prescribe. If a Participant fails to make a proper designation, then his Account shall be deemed to be invested in the Fund or Funds designated by the Committee from time to time in a uniform and nondiscriminatory manner.

A Participant may change his deemed investment designation for future amounts to be allocated to his Account. Any such change shall be made in accordance with the procedures established by the Committee, and the frequency of such changes may be limited by the Committee.

A Participant may separately elect to convert his deemed investment designation from one Fund to another Fund or Funds with respect to amounts already allocated to his Account. Any such conversion shall be made in accordance with the procedures established by the Committee, and the frequency of such conversions may be limited by the Committee.

V.

Vested Interest

5.1        Employee Account. A Participant shall have a 100% Vested Interest in his Account at all times.

VI.

Elective Withdrawals

6.1        No Elective Withdrawals. Except as provided in Section 6.2, no elective withdrawals may be made from an Account. Payments shall be made only upon the date(s) elected by the Participant at the time of his deferral election or, if earlier, his Termination of Employment.

6.2        Emergency Withdrawals. In the event that the Committee, upon written request of a Participant, determines in its sole discretion that such Participant has suffered an Unforeseeable Financial Emergency (as defined in Section 409A of the Code), such Participant shall be entitled to a withdrawal amount not to exceed the lesser of (1) the amount determined by the Committee as necessary to satisfy such Unforeseeable Financial Emergency plus such amount determined by the Committee as necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship), or (2) the then value of such Participant’s Account. Such amount shall be paid in a single cash payment as soon as administratively practicable after the Committee has made its determinations with respect to such request. If a Participant’s Account is deemed to be invested in more than one Fund, such benefit shall be distributed prorata from each Fund in which such Account is deemed to be invested. In no event may the amount withdrawn exceed the amount determined by the Committee as necessary to satisfy the requirements of Section 409A of the Code and avoid the 20% additional tax thereunder.

VII.

Benefits

7.1        Amount of Benefit. A Participant or, in the event of the death of the Participant, the Participant’s beneficiary, shall be entitled to a Plan benefit equal in value to the balance of the Participant’s Account as of the date preceding the date the payment of such benefit is to be made pursuant to Section 7.2.

7.2	Time of Payment.

(a)        Unless elected otherwise by a Participant at the time of the deferral as provided in Section 7.2(b), payment of a Participant’s benefit shall be paid on the first business day of the month following the Participant’s Termination of Employment. Notwithstanding the foregoing, the payment of the Account upon a Termination of Employment of a Participant who is a “specified employee,” as defined in Section 409A of the Code, shall be made on the first business day that is six months after the date of his Termination of Employment, unless earlier payment is permitted by Section 409A or applicable Treasury Regulations or IRS guidance issued under Section 409A.

(b)        A Participant may elect, in his deferral election for a Plan Year, for all or a designated part of his Account that is attributable to that Plan Year’s deferral (including any Fund earnings thereon) to be paid in a lump sum in a specified year or in equal annual installments in specified years (not to exceed ten); provided, however, upon such Participant’s Termination of Employment, his entire Account shall be payable in a lump sum upon such termination as provided in Section 7.2(a) above notwithstanding an election to the contrary. The payment pursuant to an election under this Section 7.2(b) shall be paid on the first business day on or following January 15 of the year specified in the election. Notwithstanding anything herein to the contrary, a Participant may not have more than five annual installments scheduled to be paid at any time.

7.3        Form of Benefit Payments. A Participant’s benefit under the Plan shall be paid in the form of a lump sum cash payment.

7.4	Designation of Beneficiaries.

(a)        Each Participant shall have the right to designate the beneficiary or beneficiaries to receive payment of his benefit in the event of his death. Each such designation shall be made by executing the beneficiary designation form prescribed by the Committee and filing the same with the Committee. Any such designation may be changed in such manner as the Committee may prescribe. Notwithstanding the foregoing, if a Participant who is married on the date of his death has designated an individual or entity other than his surviving spouse as his beneficiary, such designation shall not be effective unless such surviving spouse has consented thereto in writing in such manner as the Committee may prescribe.

(b)        If no such designation is on file with the Committee at the time of the death of the Participant or such designation is not effective for any reason as determined by the Committee, then the designated beneficiary or beneficiaries to receive such benefit shall be as follows:

(1)        if a Participant leaves a surviving spouse, his benefit shall be paid to such surviving spouse; or

(2)        if a Participant leaves no surviving spouse, his benefit shall be paid to such Participant’s executor or administrator, or to his heirs at law if there is no administration of such Participant’s estate.

(c)        Notwithstanding the preceding provisions of this Section or any designation to the contrary, a divorce shall automatically terminate the designation of such former spouse as the Participant’s beneficiary, unless provided otherwise by a qualified domestic relations order.

7.5        Payment of Benefits. To the extent the Trust Fund (if one exists) has sufficient assets, the Trustee shall pay benefits to Participants or their beneficiaries from such assets, except to the extent the Employer pays the benefits directly and provides adequate evidence of such payment to the Trustee. To the extent the Trustee does not or cannot pay benefits out of the Trust Fund, the benefits shall be paid by the Employer. Any benefit payments made to a Participant or for his benefit pursuant to any provision of the Plan shall be debited to such Participant’s Accounts. All benefit payments shall be made in cash.

7.6        Unclaimed Benefits. In the case of a benefit payable on behalf of a Participant, if the Committee is unable to locate the Participant or beneficiary to whom such benefit is payable, upon the Committee’s determination thereof, such benefit shall be forfeited to the Employer and used to reduce Employer Deferrals otherwise to be credited to the Plan that year and/or to pay reasonable expenses of administering the Plan. Notwithstanding the foregoing, if subsequent to any such forfeiture the Participant or beneficiary to whom such benefit is payable makes a valid claim for such benefit, such forfeited benefit (unadjusted for any subsequent fund earnings or losses) shall be restored to the Plan by the Employer.

7.7        Employment Relationship. For purposes of this Article VII, a Participant shall be considered to be in the employment of the Employer as long as such Participant remains an employee (for purposes of Section 409A of the Code) of either the Company or an Affiliate, and transfers among the Company and its Affiliates shall not be considered a termination of employment. Notwithstanding the preceding sentence, it is expressly provided that a Participant shall be considered to have terminated employment at the time of the termination of the Affiliate status of the entity or other organization that employs such Participant, provided a distribution upon such termination shall be made only to the extent permitted by Section 409A. Any question as to whether and when there has been a termination of employment, and the cause of such termination, shall be determined by the Committee and its determination shall be final.

7.8        Section 409A Distribution Limitations. Notwithstanding anything in the Plan to the contrary, Compensation deferred under the Plan may not be distributed earlier than (i) a Termination of Employment, (ii) as permitted by applicable Treasury Regulations or IRS guidance under Section 409A of the Code, with respect to a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company, (iii) the termination of the Plan in accordance with Section 409A or (iv) on a specified date or pursuant to a specified schedule elected prior to the deferral, in conformance with the requirements of Section 409A.

VIII.

Administration of the Plan

8.1        Appointment of Committee. The general administration of the Plan shall be vested in the Committee.

8.2        Committee Powers and Duties. The Committee shall supervise the administration and enforcement of the Plan according to the terms and provisions hereof and shall have all powers necessary to accomplish these purposes, including, but not by way of limitation, the right, power, authority, and duty:

(a)        To make rules, regulations, and bylaws for the administration of the Plan that are not inconsistent with the terms and provisions hereof, and to enforce the terms of the Plan and the rules and regulations promulgated thereunder by the Committee;

(b)        To construe in its discretion all terms, provisions, conditions, and limitations of the Plan;

(c)        To correct any defect or to supply any omission or to reconcile any inconsistency that may appear in the Plan in such manner and to such extent as it shall deem in its discretion expedient to effectuate the purposes of the Plan;

(d)        To employ and compensate such accountants, attorneys, investment advisors, and other agents, employees, and independent contractors as the Committee may deem necessary or advisable for the proper and efficient administration of the Plan;

(e)        To determine in its discretion all questions relating to eligibility;

(f)         To determine whether and when there has been a termination of a Participant’s employment with the Employer, and the reason for such termination;

(g)        To make a determination in its discretion as to the right of any person to a benefit under the Plan and to prescribe procedures to be followed by distributees in obtaining benefits hereunder;

(h)        To receive and review reports from the Trustee as to the financial condition of the Trust Fund, including its receipts and disbursements; and

(i)         To establish or designate Funds as investment options as provided in Article IV.

8.3        Claims Review. In any case in which a claim for Plan benefits of a Participant or beneficiary is denied or modified, the Committee shall furnish written notice to the claimant within 90 days (or within 180 days if additional information requested by the Committee necessitates an extension of the 90-day period), which notice shall:

(a)        State the specific reason or reasons for the denial or modification;

(b)        Provide specific reference to pertinent Plan provisions on which the denial or modification is based;

(c)        Provide a description of any additional material or information necessary for the Participant, his beneficiary, or representative to perfect the claim and an explanation of why such material or information is necessary; and

(d)        Explain the Plan’s claim review procedure as contained herein.

In the event a claim for Plan benefits is denied or modified, if the Participant, his beneficiary, or a representative of such Participant or beneficiary desires to have such denial or modification reviewed, he must, within 60 days following receipt of the notice of such denial or modification, submit a written request for review of such initial decision by the Committee. In connection with such request, the Participant, his beneficiary, or the representative of such Participant or beneficiary may review any pertinent documents upon which such denial or modification was based and may submit issues and comments in writing. Within 60 days following such request for review the Committee shall, after providing a full and fair review, render its final decision in writing to the Participant, his beneficiary or the representative of such Participant or beneficiary stating specific reasons for such decision and making specific references to pertinent Plan provisions upon which the decision is based. If special circumstances require an extension of such 60 day period, the Committee’s decision shall be rendered as soon as possible, but not later than 120 days after receipt of the request for review. If an extension of time for review is required, written notice of the extension shall be furnished to the Participant, beneficiary, or the representative of such Participant or beneficiary prior to the commencement of the extension period.

8.4        Employer to Supply Information. The Employer shall supply full and timely information to the Committee, including, but not limited to, information relating to each Participant’s Compensation, Termination of Employment and such other pertinent facts as the Committee may require. When making a determination in connection with the Plan, the Committee shall be entitled to rely upon the aforesaid information furnished by the Employer.

8.5        Indemnity. The Employers shall indemnify and hold harmless each member of the Committee, and each employee of the Employer who is a delegate of the Committee, against any and all expenses and liabilities arising out of his administrative functions or fiduciary responsibilities with respect to the Plan, including any expenses and liabilities that are caused by or result from an act or omission constituting the negligence of such individual in the performance of such functions or responsibilities, but excluding expenses and liabilities that are caused by or result from such individual’s own gross negligence or willful misconduct. Expenses against which such individual shall be indemnified hereunder shall include, without limitation, the amounts of any settlement or judgment, costs, counsel fees, and related charges reasonably incurred in connection with a claim asserted or a proceeding brought or settlement thereof.

IX.

Administration of Funds

9.1        Payment of Expenses. All expenses incident to the administration of the Plan and Trust, including but not limited to, legal, accounting, Trustee fees, and expenses of the Committee, may be paid by the Employer and, if not paid by the Employer, shall be paid upon direction of the Committee by the Trustee from the Trust Fund, if any.

9.2        Trust Fund Property. All income, profits, recoveries, contributions, forfeitures and any and all moneys, securities and properties of any kind at any time received or held by the Trustee (if any) shall be held for investment purposes as a commingled Trust Fund pursuant to the terms of the Trust Agreement. The Committee may maintain one or more Accounts in the name of each Participant, but the maintenance of an Account designated as the Account of a Participant shall not mean that such Participant shall have a greater or lesser interest than that due him by operation of the Plan and shall not be considered as segregating any funds or property from any other funds or property contained in the commingled fund. No Participant shall have any title to any specific asset in the Trust Fund, if any.

X.

Nature of the Plan

The Employers intend for the provisions of the Plan and the Trust Agreement to apply equally to the Company and each other Employer. However, it shall not be necessary for Employers other than the Company to execute the Plan and Trust Agreement or any amendments thereto. Each such Employer shall be conclusively presumed to have consented to its participation under the Plan and Trust Agreement, including any and all amendments thereto, upon its submission of information to the Committee required by the terms of or with respect to the Plan or upon making a contribution to the Trust Fund pursuant to the terms of the Plan.

The Plan is intended to constitute an unfunded, unsecured plan of deferred compensation for a select group of management or highly compensated employees of the Employer and shall be construed and operated in such manner. Plan benefits herein provided are to be paid out of each Employer’s general assets. Nevertheless, subject to the terms hereof and of the Trust Agreement, each Employer may transfer money or other property to the Trustee, and the Trustee shall pay Plan benefits to Participants and their beneficiaries out of the Trust Fund.

XI.

Miscellaneous

11.1      Not Contract of Employment. The adoption and maintenance of the Plan shall not be deemed to be a contract between the Employer and any person or to be consideration for the employment of any person. Nothing herein contained shall be deemed to give any person the right to be retained in the employ of the Employer or to restrict the right of the Employer to discharge any person at any time nor shall the Plan be deemed to give the Employer the right to require any person to remain in the employ of the Employer or to restrict any person’s right to terminate his employment at any time.

11.2      Alienation of Interest Forbidden. The interest of a Participant or his beneficiary or beneficiaries hereunder may not be sold, transferred, assigned, or encumbered in any manner, either voluntarily or involuntarily, and any attempt so to anticipate, alienate, sell, transfer, assign, pledge, encumber, or charge the same shall be null and void; neither shall the benefits hereunder be liable for or subject to the debts, contracts, liabilities, engagements or torts of any person to whom such benefits or funds are payable, nor shall they be an asset in bankruptcy or subject to garnishment, attachment or other legal or equitable proceedings. Plan provisions to the contrary notwithstanding, the Committee shall comply with the terms and provisions of an order that satisfies the requirements for a “qualified domestic relations order” as such term is defined in section 206(d)(3)(B) of the Employee Retirement Income Security Act of 1974, as amended, including an order that requires distributions to an alternate payee prior to a Participant’s “earliest retirement age” as such term is defined in section 206(d)(3)(E)(ii) of such Act.

11.3      Tax Withholding. All deferrals, credits and payments provided for hereunder shall be subject to applicable tax withholding and other deductions as shall be required of the Employer under any applicable law. Such withholdings may, in the Employer’s discretion, be made by reducing a Participant’s Account, withholding from his Compensation or in any other manner the Employer deems appropriate.

11.4      Amendment and Termination. The Committee may from time to time, in its discretion, amend, in whole or in part, any or all of the provisions of the Plan; provided, however, that no amendment may be made that would materially adversely affect the rights of a Participant with respect to amounts already allocated to his Accounts. The Committee may also terminate the Plan at any time. In the event that the Plan is terminated, each Participant’s Account shall be paid to such Participant (or his beneficiary as the case may be) in a lump sum as soon as permitted by Section 409A, provided that (1) all arrangements that are required to be aggregated with the Plan for purposes of Section 409A if the same Participant participated in all arrangements are terminated, (2) no payments other than payments that would be payable under the terms of the arrangements if the termination had not occurred are made within 12 months of the termination of the arrangements, (3) all payments are made within 24 months of the termination of the arrangements, and (4) the Company and its affiliates (for purposes of Section 409A) do not adopt a new arrangement that would be aggregated with any terminated arrangement under Treasury Regulation §1.409A-1(c) if the same service provider participated in both arrangements, at any time within five years following the date of termination of the arrangement.

11.5      Severability. If any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions hereof; instead, each provision shall be fully severable and the Plan shall be construed and enforced as if said illegal or invalid provision had never been included herein.

11.6      Governing Laws. All provisions of the Plan shall be construed in accordance with the laws of Texas except to the extent preempted by federal law.

11.7      Compliance with Section 409A. The Plan shall be operated and construed in a manner necessary to comply with Section 409A of the Code and any provision of the Plan that would cause the Plan to fail to comply with Section 409A of the Code is void and of no force or effect.

11.8      Change of Control. Within the 30 days preceding or 12 months following a Change of Control event, the Committee, in its discretion, may terminate the Plan and pay each Participant his Account in a lump sum, provided all participants under all substantially similar plans of the Employers and Affiliates are required to receive all amounts of compensation deferred under the terminated arrangements within 12 months of the date of termination of the arrangements.

EXECUTED this December __, 2006, effective for all purposes as of January 1, 2007.

INTEGRATED ELECTRICAL SERVICES, INC.

By:_________________________________
Name: _______________________________
Title:________________________________

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